Exhibit 12.3

PROVIDING YOUR PETROLEUM ENGINEERING
NEEDS FROM ONE SOURCE

[LOGO]
PINNACLE ENERGY SERVICES, L.L.C.

                              August 15, 2007

Charles Hill Drilling, Inc - a wholly owned subsidiary of Knight
Energy Corp. Flournoy, Lea, Marcom Lease Evaluation - Addendum to
October 2006 Report

2930 Cheshire Way
Grand Prairie, TX  75052-8388


                                    Re: Valuation of Charles Hill
                                    Drilling, Inc.'s Working interest
                                    in Flournoy, Lea & Marcom Leases,
                                    Stephens Co., TX

ADDENDUM/UPDATE SUMMARY

In October 2006, an engineering and economic evaluation was performed for oil and gas property working interest owned by Charles Hill Drilling, Inc - a wholly owned subsidiary of Knight Energy corp. As noted in this initial report, "Accuracy of production forecasts generally depends on the amount of historical production and pressure data available. The wells reviewed in this evaluation have had significant downtime that is problematic when forecasting future production with a reasonable degree of confidence".

Subsequent to this initial report, additional production and geological data has been gathered so that a report update was warranted and performed in June 2007. Data available and used in the preparation of this update report was sufficient to forecast production with a reasonable degree of confidence and the values in the initial October 2006 report can now be considered to have been obtained with a reasonable degree of confidence.


Pinnacle Energy Services, LLC


Lance J. Galvin, P.E.
Petroleum Engineer



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